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                                                                                        EXHIBIT 11
                               MULTIMEDIA, INC.
         Computation of Primary and Fully Diluted Earnings per Share



                                           Three Months Ended                 Nine Months Ended
                                       9/30/95             9/30/94        9/30/95            9/30/94
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Primary

Net earnings applicable to
     common and common
     equivalent shares              $ 20,880,000         30,469,000    $ 56,891,000        67,246,000

Shares:
Weighted average number of
     common and common equivalent
     shares outstanding               39,025,000         38,285,000      38,824,000        38,282,000

Net earnings per share              $        .54                .80    $       1.47              1.76



Fully Diluted

Net earnings applicable to
     common and common
     equivalent shares              $ 20,880,000         30,469,000    $ 56,891,000        67,246,000

Shares:
Weighted average number of
     common and common equivalent
     shares assuming ending
     market price                     39,076,000         38,288,000      39,056,000        38,281,000

Net earnings per share              $        .53                .80    $       1.46              1.76

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